EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-113746 and 333-160612 on Form S-8 of Ingredion Incorporated of our report dated June 17, 2019 appearing in this Annual Report on Form 11-K of the Ingredion Incorporated Retirement Savings Plan for Hourly Employees for the year ended December 31, 2018.

/s/ Crowe LLP
Crowe LLP

Oak Brook, Illinois

June 17, 2019